EXHIBIT 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
ELECTION OF MICHAEL A. STEIN TO BOARD OF DIRECTORS;
RESIGNATION OF PETER K. KOMPANIEZ FROM BOARD OF DIRECTORS

Denver — October 15, 2004 — Michael A. Stein, chief financial officer of ICOS Corporation, has been elected to the Board of Directors of Apartment Investment and Management Company (“Aimco”) effective October 15, 2004. Mr. Stein was previously executive vice president and chief financial officer of Nordstrom Inc., and held a similar position at Marriott International Inc. Prior to joining Marriott in 1989, he spent 18 years at Arthur Andersen LLP, where he was a partner and served as head of the Commercial Group within the Washington, D.C. Financial Consulting and Audit Division. Mr. Stein is a certified public accountant. With the addition of Mr. Stein to the Aimco Board of Directors, five of Aimco’s six directors are independent.

“We are pleased to welcome Mike Stein to the Board of Directors,” said Terry Considine, Aimco’s chairman of the board and chief executive officer. “He brings strong financial credentials and impressive corporate experience,” he added.

Mr. Stein was elected to fill a vacancy created by the resignation of Peter K. Kompaniez from the Board. Mr. Kompaniez will remain with Aimco as its California division vice president with responsibility for its $2 billion portfolio of 45 conventional properties with approximately 13,000 apartments. Mr. Kompaniez will retain the title of vice chairman. Mr. Kompaniez is one of the founders of Aimco and has previously served as Aimco’s president. During his decade on the Board, Aimco grew from a portfolio of 37 owned properties with approximately 10,000 units to its current size as one of the nation’s largest owners and operators of apartment homes.

“Peter has been my valued partner since the Aimco IPO,” said Mr. Considine. “I am profoundly grateful for both his friendship and leadership. Peter has been instrumental in virtually every area of Aimco’s success, perhaps most notably in the contributions he has made in the large acquisitions that built Aimco’s nationwide portfolio. As a director for ten years, he has served our shareholders well and we are all in his debt.”

“We are fortunate that Peter will remain a prominent leader on the Aimco team while working closer to his home,” said Mr. Considine. “Peter brings great experience and knowledge to his new responsibilities in the important California market.”

Aimco is a real estate investment trust headquartered in Denver, Colorado owning and operating a geographically diversified portfolio of apartment communities through 21 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,600 properties, including approximately 280,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.